UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 5, 2006

OSI RESTAURANT PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-15935	59-3061413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (813) 282-1225

 Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Merger Agreement

On November 5, 2006, OSI Restaurant Partners, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Kangaroo Holdings, Inc., a Delaware corporation (“Parent”), and Kangaroo Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are owned by an investor group comprised of affiliates of Bain Capital Partners, LLC and Catterton Partners and the Company’s founders, Robert D. Basham, J. Timothy Gannon and Chris T. Sullivan.

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation of the merger (the “Merger”). In the Merger, each share of common stock of the Company, other than those held by the Company, any subsidiary of the Company, Parent or Merger Sub, and other than those shares with respect to which dissenters rights are properly exercised, will be converted into the right to receive $40.00 per share in cash (the “Merger Consideration”). In addition, except as otherwise agreed to by the Company, Parent, Merger Sub and certain members of management of the Company, each share of restricted stock will be converted into the right to receive cash in an amount equal to the Merger Consideration, with the cash amount payable in accordance with the original vesting schedule applicable to the converted restricted stock; provided, however, that such cash amount will vest and be paid upon death, disability or termination other than for cause of the grantee. Except as otherwise provided in the Merger Agreement, all outstanding options to acquire shares of Company common stock will vest at the effective time of the Merger and holders of such options will receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share subject to the option for each share subject to the option.

A special committee of the Company’s Board of Directors, consisting of all of the independent members of the Company’s Board of Directors (the “Special Committee”), has unanimously approved the Merger Agreement and determined that the Merger Agreement and the Merger are advisable and both fair to and in the best interest of the Company’s shareholders. Wachovia Securities LLC served as financial advisor to the Special Committee, and Wachovia Securities LLC and Piper Jaffray & Co. each rendered separate fairness opinions to the Special Committee as to the fairness, from a financial point of view, of the consideration to be received by the Company’s shareholders (other than the founders and members of management who are expected to invest in Parent) in the Merger. Wachtell, Lipton, Rosen & Katz served as special counsel to the Special Committee and Baker & Hostetler LLP served as counsel to the Company and the Board of Directors.

The founders of the Company and certain members of the Company’s senior management have agreed to enter into arrangements with Parent to invest in Parent in connection with the Merger.

Completion of the Merger is subject to customary closing conditions including (i) approval by the Company’s shareholders (excluding any shares owned by the founders of the Company and certain members of senior management who have agreed to invest in Parent upon completion of the Merger) and (ii) regulatory approval. The transaction is not subject to a financing condition. The parties currently expect that the Merger will be completed by April 30, 2007.

The Merger Agreement contains certain non-solicitation provisions but permits the Company to encourage and solicit proposals for a competing transaction for a period of 50 days from November 5, 2006. Wachovia Securities LLC will be assisting the Special Committee with respect to the solicitation of proposals for a competing transaction.

The Merger Agreement contains certain termination rights for both Parent and the Company. If the Company terminates the Merger Agreement prior to the end of the solicitation period as a result of the Special Committee or the Board of Directors concluding that in light of a superior proposal, it would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s shareholders under applicable law to (i) make or not withdraw the recommendation that the Company’s shareholders approve the Merger Agreement or (ii) fail to effect a change in such recommendation in a manner adverse to Parent (a “Recommendation Change”), the Company is required to pay to or as directed by Parent a termination fee of $25 million and reimburse Parent for its out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the Merger Agreement, up to a maximum of $7.5 million. If the Company terminates the Merger Agreement as a result of the effective time of the Merger not occurring on or before April 30, 2007 and concurrently with or within nine months of such termination the Company enters into a definitive agreement providing for an alternative transaction that provides a value per share of not less than the Merger Consideration, the Company is required to reimburse Parent for its out-of-pocket fees and expenses incurred with respect to the transactions contemplated by the Merger Agreement, up to a maximum of $7.5 million. In certain other circumstances, including a termination of the Merger Agreement by the Company after the end of the solicitation period as a result of a Recommendation Change, the Company is required to pay to or as directed by Parent a termination fee of $45 million.

If (i) the Company terminates the Merger Agreement as a result of the effective time of the Merger not occurring on or before April 30, 2007 and the Company is not in breach in any material respect of the Merger Agreement and (ii) the mutual conditions to closing of the Merger, including approval of the Merger Agreement by the Company’s shareholders, and Parent’s conditions to closing of the Merger would have been satisfied had the closing been scheduled on April 30, 2007, Parent is required to pay the Company a termination fee of $45 million. In addition, if the Company terminates the Merger Agreement as a result of Parent not (i) depositing with the paying agent cash in an aggregate amount sufficient to pay amounts required to be paid pursuant to the Merger Agreement within five days after notice by the Company to Parent that the mutual conditions to closing of the Merger and Parent’s conditions to closing of the Merger are satisfied or would be satisfied as of an immediate closing and (ii) proceeding immediately thereafter to give effect to the closing, Parent is required to pay the Company a termination fee of $45 million; however, the Company has no right to terminate the Merger Agreement under this provision prior to the final day of the marketing period for Parent’s contemplated debt financing or if certain financial information has not been furnished on or prior to April 2, 2007.

Parent has obtained commitments for the equity portion of the financing for the Merger, and Merger Sub has obtained commitments for the debt portion of the financing for the Merger, each of which is subject to customary conditions.

The Merger Agreement is attached as Exhibit 2.1 hereto and is incorporated by reference herein. A press release issued November 6, 2006 relating to the Merger Agreement and the Merger is attached as Exhibit 99.1 hereto and incorporated by reference herein. The foregoing description of the Merger Agreement and the Merger is qualified in its entirety by reference to Exhibit 2.1.

Amendments to Employment Agreements, Stock Option Agreements and Restricted Stock Agreements

On November 5, 2006, the Company entered into amendments (each, an “Amendment”) to certain employment, stock option and restricted stock agreements with each of A. William Allen, III, the Chief Executive Officer of the Company, Paul E. Avery, the Chief Operating Officer of the Company, Joseph J. Kadow, the Executive Vice President, Chief Officer - Legal and Corporate Affairs of the Company, and Dirk Montgomery, the Chief Financial Officer of the Company.

Pursuant to the Amendments, in the event of a separation of service of the executive by the Company without cause or by the executive for good reason within two years after a change of control, the executive will be paid a lump sum equal to two times the sum of (i) his gross annual base salary at the rate in effect immediately prior to the change of control and (ii) the aggregate cash bonus compensation paid to him for the two fiscal years preceding the year in which the change of control occurs divided by two. However, in the case of Mr. Montgomery, if he is not employed for the two entire fiscal years preceding the year in which a change of control occurs, the amount for the purposes of clause (ii) will be equal to his target bonus for the year in which the change of control occurs.

Pursuant to Mr. Allen’s Amendment, if a change of control and subsequent separation of service cause the vesting of all restricted stock granted to Mr. Allen pursuant to certain Restricted Stock Agreements, the Company will not be required to pay Mr. Allen severance compensation of $5,000,000, as previously required under Mr. Allen’s employment agreement in certain circumstances.

Pursuant to the Amendments for each of Mr. Allen, Mr. Avery and Mr. Kadow, the options owned by each of them will become fully vested and exercisable if, within two years after a change of control, the executive is terminated by the Company without cause, resigns for good reason, dies or suffers a disability.

Pursuant to the Amendments for each of Mr. Allen, Mr. Kadow and Mr. Montgomery, the restricted stock owned by each of them will become fully vested and all restrictions will lapse if, within two years after a change of control, the executive is terminated by the Company without cause, resigns for good reason, dies or suffers a disability.

Each Amendment provides a “conditional gross-up” for excise and related taxes in the event the severance compensation and other payments or distributions to an executive pursuant to an employment agreement, stock option agreement, restricted stock agreement or otherwise would constitute “excess parachute payments,” as defined in Section 280G of the Internal Revenue Code. The tax gross up will be provided if the aggregate parachute value of all severance and other change in control payments to the executive is greater than 110% of the maximum amount that may be paid under Section 280G of the Code without imposition of an excise tax. If the parachute value of an executive’s payments does not exceed the 110% threshold, the executive’s payments under the change in control agreement will be reduced to the extent necessary to avoid imposition of the excise tax on “excess parachute payments.”

The Amendments are attached as Exhibits 10.1, 10.2, 10.3 and 10.4 and are incorporated by reference herein.

Amendments to Amended and Restated Stock Plan, Amended and Restated Managing Partner Stock Plan, Partner Equity Plan and Directors’ Deferred Compensation and Stock Plan

Pursuant to Amendments to the Outback Steakhouse, Inc. Amended and Restated Stock Plan (the “Stock Plan”) and the Outback Steakhouse, Inc. Amended and Restated Managing Partner Stock Plan (the “Managing Partner Stock Plan”), each dated November 5, 2006, each option granted under the Stock Plan and the Managing Partner Stock Plan that is outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will, as of the Effective Time, become fully vested and be converted into an obligation to pay cash in an amount equal to the product of (i) the total number of shares of common stock subject to such option and (ii) the excess, if any, of the Merger Consideration over the per share option price. Additionally, pursuant to such amendments, at the Effective Time, unless otherwise agreed to by the award recipient, each award of restricted stock will be converted into a right to receive cash in an amount equal to the product of (i) the Merger Consideration and (ii) the number of shares of restricted stock in respect of such award. Such cash amount will vest and be paid in accordance with the original scheduled vesting dates applicable to the converted restricted stock; provided, however, that such cash amount will vest and be paid upon the death, disability or termination other than for cause of the holder of the restricted stock. Prior to the Effective Time, the Company will establish an irrevocable grantor trust to provide for the payment of these cash amounts in respect of such outstanding restricted stock awards.

Pursuant to the Amendment to the Outback Steakhouse, Inc. Partner Equity Plan (the “PEP”), dated November 5, 2006, phantom shares of Company stock credited to each participant’s account will be converted into cash credits in an amount equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company common stock credited to such participant’s account. Such cash amounts will be credited to an account for each participant and will be eligible to be invested by participants in the investment alternatives available under the Partner Equity Deferred Compensation Diversified Plan part of the PEP and, except for such administrative changes as may be necessary to effectuate the foregoing, will be administered in accordance with the payment schedule and consistent with the terms of the PEP.

Pursuant to the Amendment to the Directors’ Deferred Compensation and Stock Plan (the “Directors’ Plan”), dated November 5, 2006, each share unit credited to a deferral account will be converted into the right to receive the Merger Consideration immediately upon the Effective Time.

These amendments are attached as Exhibits 10.5, 10.6, 10.7 and 10.8 and are incorporated by reference herein

Item 4.02 NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW

In a press release dated October 25, 2006, the Company announced that it had preliminarily determined that its liability for unearned revenue for unredeemed gift cards and certificates was understated by approximately $20,000,000 to $40,000,000. The preliminary estimate of the amount of the understatement communicated on October 25, 2006 was based on an accounting method which the Company anticipated using, under which the Company would recognize income in proportion to redemptions as they occur for an estimate of the gift cards and certificates that will never be redeemed.

On November 5, 2006, the Company’s management and its Audit Committee concluded that the Company will need to restate its consolidated financial statements to correct for errors in its liability for unearned revenue for unredeemed gift cards and certificates as well as for certain other errors noted below. As part of the restatement, the Company has determined that it will recognize revenue for those cards and certificates that will never be redeemed at the time at which their redemption becomes remote, which is generally three years after their sale. The use of this method of revenue recognition (in contrast to the method of ratably recognizing revenue as noted above) changes the Company’s original estimate and is expected to result in an adjustment to its unearned revenue liability of approximately $50,000,000 to $70,000,000 at September 30, 2006. The actual amount of the understatement, the periods affected and the related income tax effects are still being determined. Gift certificate sales began in the early 1990’s and increased commensurate with the Company’s growth in restaurants over the ensuing years.

In connection with the restatement, the Company is also assessing the correction of other less significant errors in its financial statements, including deferred rent, minority interests in consolidated entities and additional paid in capital. The correction of these balances may affect multiple historical periods, including 2006. Management has not yet completed its reassessment of the effectiveness of the Company’s disclosure controls and procedures as of December 31, 2005, March 31, 2006 and June 30, 2006, including internal control over financial reporting.  It is possible that management will determine that there were one or more material weaknesses in its disclosure controls and procedures as of those dates.

Management and the Audit Committee also determined on November 5, 2006 that the Company’s previously issued financial statements, including without limitation the financial statements and summary financial data contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Reports on Form 10-Q during 2006 should no longer be relied upon.

The Company intends to file its amended 2005 Annual Report on Form 10-K/A and its Quarterly Report on Form 10-Q for the third quarter of 2006 as soon as possible, although the Company currently expects that it will be late in filing its Form 10-Q for the third quarter of 2006. The Company intends to file amendments to its Quarterly Reports on Form 10-Q/A for the first two quarters of 2006 as soon as practicable.

The Company’s management and Audit Committee have discussed the conclusions disclosed in Item 4.02 of this Form 8-K with PricewaterhouseCoopers LLP, the Company’s independent registered certified public accounting firm.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

2.1  Agreement and Plan of Merger, dated November 5, 2006, by and among OSI Restaurant Partners, Inc., Kangaroo Holdings, Inc. and Kangaroo Acquisition, Inc.*

10.1 Amendment, dated November 5, 2006, between Dirk Montgomery and OSI Restaurant Partners,  Inc.

10.2 Amendment, dated November 5, 2006, by and among A. William Allen, III, OSI Restaurant  Partners, Inc. and OS Restaurant Services, Inc.

10.3 Amendment, dated November 5, 2006, by and among Paul E. Avery, OSI Restaurant Partners,  Inc. and Outback Steakhouse of Florida, Inc.

10.4 Amendment, dated November 5, 2006, by and among Joseph J. Kadow, OSI Restaurant Partners,  Inc., OS Restaurant Services, Inc., OS Management, Inc. and Outback Steakhouse of Florida, Inc.

10.5 Amendment to Outback Steakhouse, Inc. Amended and Restated Stock Plan, dated November 5,  2006

10.6 Amendment to Outback Steakhouse, Inc. Amended and Restated Managing Partner Stock Plan,  dated November 5, 2006

10.7 Amendment to Outback Steakhouse, Inc. Partner Equity Plan, dated November 5, 2006

10.8 Amendment to Outback Steakhouse, Inc. Directors’ Deferred Compensation and Stock Plan, dated  November 5, 2006

99.1 Press Release, dated November 6, 2006

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI RESTAURANT PARTNERS, INC.
(Registrant)

Date: November 6, 2006	By:	/s/ Dirk A. Montgomery
Dirk A. Montgomery
Chief Financial Officer